Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 28, 2011 (October 14, 2011 as to Note 21) relating to the consolidated financial statements and financial statement schedule of Endo Pharmaceuticals Holdings Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of the Company filed on October 14, 2011. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/    Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 14, 2011